EXHIBIT 10(j)

COMPASS BANK FOR SAVINGS

EXECUTIVE SAVINGS PLAN

AS AMENDED AND RESTATED EFFECTIVE DECEMBER 1, 2003

ARTICLE I

GENERAL

1.1 Introduction. The Compass Bank for Savings Executive Savings Plan (the “Savings Plan”), amended and restated effective December 1, 2003, provides eligible officers: (a) the opportunity to defer salary and bonus compensation under a voluntary salary reduction agreement and (b) supplemental benefits as set forth in Section 3.2 to those Participants listed in Appendix A. This Savings Plan is an amendment and restatement of the Compass Bank for Savings Executive Savings Plan which was originally effective as of October 1, 1995.

1.2 Definitions: Unless otherwise defined, all terms used in this Savings Plan shall have the same meaning as those terms used in the Compass Bank for Savings 401(k) Retirement Plan (the “401(k) Plan”).

1.3 No Right to Corporate Assets. This Savings Plan is unfunded, and the Employers will not be required to set aside, segregate, or deposit any funds or assets of any kind to meet their obligations hereunder. Nothing in this Savings Plan will give a Participant, a Participant’s beneficiary or any other person any equity or other interest in the assets of the Employers, or create a trust or a fiduciary relationship of any kind between the Employers and any such person. Any rights that a Participant, Beneficiary or other person may have under this Savings Plan will be solely those of a general unsecured creditor of the Employers. Notwithstanding the foregoing, the Employers may establish a grantor trust of which they are treated as the owners under Section 671 of the Internal Revenue Code to provide for the payment of benefits hereunder.

1.4 Nonalienation of Benefits. The rights and benefits of a Participant under this Savings Plan are personal to the Participant. No interest, right or claim under this Savings Plan, and no distribution therefrom, will be assignable, transferable or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution or levy, except by designation of Beneficiary.

1.5 Binding Effect of Plan. This Savings Plan will be binding upon and inure to the benefit of Participants and designated Beneficiaries and their heirs, executors and administrators, and to the benefit of the Employers and their assigns and successors in interest.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility. The President of Compass Bank for Savings and other senior management employees of the Employers from time to time designated by the President are eligible to participate in this Savings Plan (an “Eligible Executive”).

2.2 Voluntary Deferrals. Under this Savings Plan, an Eligible Executive may elect a voluntary salary reduction from 1% to 15% of such Executive’s gross salary and from 1% to 100%, of such Executive’s discretionary bonus otherwise payable in cash for the year. Any such reduction is in whole percentages only. All such contributions shall be referred to in this Savings Plan as “salary reduction contributions.” Each Eligible Executive who makes an election to make salary deferral contributions under this Article II shall be deemed a Participant.

2.3 Salary Reduction Elections. A voluntary salary reduction contribution election must be made in writing on or before the December 31 preceding the year during which the compensation is to be earned, except that elections for the first year of eligibility of newly Eligible Executives must be made within 30 days of the date of initial eligibility. All elections must be in writing and are irrevocable after the effective date of the election. An election is effective only with respect to compensation earned after the election and is effective through December 31 of the year to which it applies. The election will also specify the form of distribution elected by the Participant.

ARTICLE III

DEFERRED COMPENSATION BENEFITS

3.1 Salary Reduction Benefits. A Participant’s enrollment in this Savings Plan will constitute an agreement to reduce his salary and/or bonus and defer compensation in the amount indicated in his voluntary salary reduction contribution election.

3.2 Supplemental Contributions. Compass Bank for Savings will record an annual supplemental retirement credit for the benefit of those Participants listed in Appendix A (as amended from time to time by action of the Board of Directors of the Compass Bank for Savings) for each calendar year, commencing with the calendar year in which such Participant is first listed in Appendix A, in an amount necessary, if any, to make up the projected “shortfall” in each such Participant’s projected retirement income. The calculation of the projected shortfall and the amount of required credit shall be performed as of the beginning of each calendar year by an actuary selected in the sole discretion of Compass Bank for Savings. The actuary shall project the value of such benefits at retirement age for each such Participant in accordance with the assumptions set forth in Appendix B. The shortfall to be credited under this Savings Plan as a supplemental credit each year will be an amount determined by the actuary on the basis of the assumptions set forth in Appendix B, to eliminate the shortfall at normal retirement age.

In projecting whether there is a shortfall, the actuary shall consider the following sources of retirement income for each such Participant:

(a) The SBERA Defined Benefit Pension Plan (“SBERA Plan”);

(b) Social Security Benefits;

(c) 401(k) matching contributions;

(d) ESOP contributions;

(e) Executive Salary Continuation Agreement (“SERP Benefit”); and

(f) Benefits derived from prior supplemental contributions to this Savings Plan.

The targeted amount of retirement income to be available to each such Participant is the percentage of his average annual compensation for the three full calendar years prior to the year of determination as is listed in Appendix A beside each such Participant’s name. Compensation for this purpose shall include base salary and bonus (prior to salary reduction contributions to any Section 401(k) plan, Section 125 plan or this Savings Plan), but not stock options, fringe benefits or other income. The target is not a guaranteed benefit to be provided under this Savings Plan; but rather is the target for purposes of calculating the defined credit each year.

Any credit under this Section 3.2 shall be made under the Supplemental Account of each such Participant. No credit shall be required for any year in which no shortfall is projected by the actuary. If the actuary determines that there have been excess credits, no negative adjustment shall be made on any such Participant’s Supplemental Account; provided, however, that no further credit shall be required until the actuary again determines that there exists a shortfall.

ARTICLE IV

ACCOUNTS AND CREDITS

4.1 Establishment of Accounts. For bookkeeping purposes only, each Participant will have each of the following accounts as is appropriate:

(a) a Salary Reduction Account;

(b) a Supplemental Account.

Credits and charges to such accounts will be made as provided in this Savings Plan.

4.2 Credits to Salary Reduction Contribution Account. Salary reduction contributions will be credited to a Participant’s Salary Reduction Account as of the date the amount would otherwise have been paid to the Participant. The amount credited to a Participant’s Salary Reduction Account may be reduced to reflect the amount needed to satisfy any tax withholding obligations attributable to the contribution if not otherwise paid by the Participant.

4.3 Deemed Investment Returns. Earnings and losses will be recorded in each Participant’s accounts in accordance with such method of determining returns as may from time to time be established by the Salary Committee of the Board of Directors of Compass Bank For Savings (the “Committee”).

4.4 Change in Control. In the event of a Change in Control Compass Bank for Savings will record additional supplemental retirement credits for the benefit of those Participants listed in Appendix A in an amount equal to the projected shortfall if each such Participant had remained employed until age 65. For purposes of this section, a “Change in Control” means either of the following:

(a) a change in control of a nature that would be required to be reported by Seacoast Financial Services Corporation (the “Company”) or Compass Bank For Savings in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether or not the

Company or Compass Bank For Savings in fact is required to comply with Regulation 14A thereunder; or

(b) the acquisition of “control” as defined in the Bank Holding Company Act of 1956, as amended or the regulations thereunder, or as defined in the Change in Bank Control Act of 1978 or the regulations thereunder, of the Company or Compass Bank For Savings by any person, company or other entity; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (1) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Compass Bank For Savings or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or (2) during any period of two consecutive years (not including any period prior to the effective date of this plan), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (1) or (3) of this Subsection) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (3) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least two-thirds (2/3) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

ARTICLE V

DISTRIBUTIONS

5.1 Distributions. Distributions to a Participant shall be made upon the earliest of a Participant’s retirement, death or other termination of employment in accordance with the form of benefit requested by the Participant in his voluntary salary reduction contribution election, subject, however, to the discretion of the Committee to use any form of payment it determines. If no form of distribution is elected, the Committee may distribute benefits at a time and in a form that most closely approximates the form and time of distributions to the Participant under the 401(k) Plan. Notwithstanding the foregoing, upon a Change in Control, benefits shall be distributed to the Participants in a lump sum as soon as possible, but in no event later than fifteen (15) days following the Change in Control.

5.2 Designation of Beneficiary. A Participant may designate one or more Beneficiaries to receive any portion of the amount remaining in his accounts as of the date of death and may revoke or change such a designation at any time. If the Participant names two or more Beneficiaries, distribution to them will be in such proportions as the Participant designates or, if the Participant does not so designate, in equal shares. Any designation of Beneficiary will be in writing on such form as the Committee may prescribe and will be effective upon filing with the Committee. Any portion of a distribution payable upon the death of a Participant which is not disposed of by a designation of Beneficiary, for any reason whatsoever, will be paid to the Participant’s spouse if living at his death, otherwise equally to the Participant’s natural and adopted children (and the issue of a deceased child by right of representation), otherwise to the Participant’s estate.

5.3 Hardship Withdrawals. Upon request of a Participant or Beneficiary, the Committee may in its discretion permit a withdrawal of all or a portion of the Participant’s accounts in the event of a financial hardship caused by an unforeseeable emergency. An unforeseeable emergency is an unanticipated emergency that is caused by an event beyond the control of the Participant or Beneficiary and that would result in severe financial hardship if early withdrawal were not permitted. The Committee may approve a withdrawal only to the extent needed to meet the emergency.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1 Amendment. Except as provided in Section 4.3, Compass Bank For Savings may, without the consent of any Participant, Beneficiary or other person, amend this Savings Plan at any time and from time to time; provided, however, that no amendment will reduce the amount then credited to the accounts of any Participant at the time of the amendment.

6.2 Termination. Compass Bank For Savings may terminate this Savings Plan at any time. Upon termination of this Savings Plan, payments from a Participants’ accounts will be made in the manner and at the time prescribed in Section 5.1, provided that Compass Bank For Savings may, in its discretion, distribute a Participant’s account in a lump sum as soon as practicable after the date this Savings Plan is terminated.

6.3 Actions on Behalf of Compass Bank for Savings. Any actions which Compass Bank for Savings may be entitled to take under this Article VI or otherwise under this Savings Plan shall be taken in the sole discretion of the Board of Directors of Compass Bank for Savings, unless the Board has delegated its authority to a Committee thereof or to one or more named officers of Compass Bank for Savings.

ARTICLE VII

ADMINISTRATION

7.1 Administration. This Savings Plan will be administered by the Committee who will have sole responsibility for its interpretation.

7.2 Interpretation. The portion of this Savings Plan that provides benefits in excess of the restrictions on Annual Additions under the 401(k) Plan is intended to be an “excess benefit plan” as defined in Section 2(36) of ERISA. The portion of this Savings Plan that provides all other benefits is intended to be a Savings Plan for a select group of management or highly compensated employees as provided in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. This Savings Plan will be interpreted in a manner that comports with the foregoing intentions. To the extent not governed by federal law, this Savings Plan will be construed, enforced and administered according to the laws of the Commonwealth of Massachusetts.

7.3 Claims Procedure. Any request for benefits by a Participant or Beneficiary will be filed in writing with the Committee. Within 60 days after receipt of a claim, the Committee will provide written notice to any claimant whose claim has been wholly or partly denied, including: (a) the reasons for the denial, (b) the provisions of this Savings Plan on which the denial is based, (c) any additional material or information necessary to perfect the claim and the reasons it is necessary, and (d) the claims review procedure of this Savings Plan. A claimant will be given a full and fair review by the Committee of the denial of his claim if he requests a review in writing within 60 days after notification of the denial. The claimant may review pertinent documents and may submit issues and comments in writing. The Committee shall render its decision or review within 60 days following the later of the claimant’s request for review or, if applicable, the claimant’s submission of issues and comments. Such decision will be in writing and contain (x) the specific reason for the decisions, (y) specific reference to the provisions of this Savings Plan on which it is based, and (z) such other matters as it deems relevant.

EXECUTED this 4th day of December, 2003.

COMPASS BANK FOR SAVINGS

By:	/S/ KEVIN G. CHAMPAGNE

Kevin G. Champagne President and Chief Executive Officer

APPENDIX A	COMPASS BANK FOR SAVINGS
EXECUTIVE SAVINGS PLAN

Participant	Retirement Income Target Percentage
Kevin G. Champagne	70%
Francis S. Mascianica, Jr.	70%
Arthur W. Short	70%
John D. Kelleher	70%
Carolyn A. Burnham	70%

APPENDIX B	COMPASS BANK FOR SAVINGS
EXECUTIVE SAVINGS PLAN

ASSUMPTIONS

Future Annual Compensation Increases:	6.00%
Earnings Rate for SBERA Pension Plan Lump Sum Distribution, 401(k) and ESOP Account Balances:	7.00%
Future Social Security Taxable Wage Base, Consumer Price Index and 401(k) Dollar Limit Increases:	3.00%
Employee 401(k) Contribution Rate:	6.00%[1]
Employer Matching Contribution Rate:
-Percentage Match	50.00%[2]
-Up to Maximum % of Pay	6.00%
ESOP Contribution Rate	2.00%[3]
SERP Benefit Payable for:	15 years
Assumed Retirement Age:	65
Actuarial Assumptions	7% interest, 50% male/ 50% female blended 1983 Group Annuity Mortality Table (monthly straight life annuities)

Amounts of annual benefits other than SERP Benefit shown as offset are life annuities. Future bonuses are assumed to be paid at target.

1This assumed rate is applied to Compensation eligible under Section 417 of the Code. This rate shall be applied even if actual contribution rate of executive changes.

2Match percentage will change if matching formula under 401(k) plan changes.

3To be based on the percentage of Section 417 eligible compensation expected to be contributed to ESOP for the year of calculation.